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                                                                    EXHIBIT 5

                     [Letterhead of Eli Lilly and Company]

                                                           October 23, 1998

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana  46285

Gentlemen:

On or about October 23, 1998, Eli Lilly and Company (the "Company") will file with the Securities and Exchange Commission on Form S-8 its Registration Statement ("Registration Statement") relating to 54,000,000 shares of Common Stock that may be issued or transferred by the Company upon the exercise of stock options or pursuant to performance awards or restricted stock grants, that may be granted to employees of the Company and its subsidiaries under the 1998 Lilly Stock Plan (the "Plan").

With respect to the Company and shares of its Common Stock, I am of the opinion that:

A. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

B.      The 54,000,000 shares of Common Stock referred to above:

        (i)    are duly authorized;

        (ii) upon selection, in accordance with the terms of the Plan, of grantees from among those employees of the Company and its subsidiaries eligible for receipt of stock options, performance awards, and restricted stock grants ("Eligible Employees"), may be validly included in grants of stock options, performance awards, and restricted stock grants to such Eligible Employees; and

        (iii) will be validly issued and outstanding, fully paid and nonassessable upon issuance or transfer:
               (a) pursuant to the due exercise of stock options in accordance with the terms and subject to



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Eli Lilly and Company
Lilly Corporate Center
October 23, 1998

                      the conditions of the Plan and the payment of the option price stated in such options;

               (b) pursuant to fulfillment of all conditions required by the Plan for the issuance or transfer of such shares of Common Stock pursuant to performance awards; and

               (c) pursuant to restricted stock grants subject, however, to termination of the grant and the requirement for re-transfer of the shares to the Company if the grantee does not comply with the restrictions of the restricted stock grant.

In arriving at the foregoing opinion, I have examined corporate records, plans, agreements and other documents of the Company.

I consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,




                                            James B. Lootens
                                            Assistant Secretary and
                                               Associate General Counsel

JBL:mlc







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